Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Mayor’s Jewelers, Inc.

     We consent to the incorporation by reference in the registration statements (Nos. 33-20026, 33-20031, 33-42410, 33-42419 and 333-68157) on Forms S-8 of Mayor’s Jewelers, Inc. of our report dated May 28, 2004, except for Note B which is as of January 5, 2005, with respect to the consolidated balance sheets of Mayor’s Jewelers, Inc. as of March 27, 2004 (as Restated), and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 27, 2004, and the related financial statement schedule, which report appears in the March 27, 2004, annual report on Form 10-K/A of Mayor’s Jewelers, Inc.

     As discussed in Note B to the consolidated financial statements, the consolidated financial statements as of and for the year ended March 27, 2004 have been restated.

/s/ KPMG LLP

Miami, Florida
January 6, 2005